Exhibit 99.1

Aldila
Moderator: Pete Mathewson
May 2, 2007
5:00 p.m. EST

OPERATOR:  Good afternoon, my name is Cheryl (ph) and I will be your conference operator today.  At this time, I would like to welcome everyone to the Aldila first quarter 2007 financial results conference call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question-and-answer period.  If you would like to pose a question during this time, please press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you.  It is now my pleasure to turn the floor over to your host Mr. Pete Mathewson, Chairman and CEO of Aldila Incorporated.  Sir, you may begin your conference.

PETE MATHEWSON, CHAIRMAN & CEO, ALDILA:  Good afternoon.  I am Pete Mathewson, Chairman and CEO of Aldila Incorporated.  Welcome to our review of Aldila’s 2007 first quarter financial report.  Also with me here today is Bob Cierzan, our Chief Financial Officer.  Following my brief commentary, the line will be open for questions.

I want to remind you the content of today’s audio cast may contain time sensitive information that is accurate only as of the time and date of this live broadcast at two p.m. pacific daylight time on May 2, 2007.  Aldila’s actual performance results are subject to risks and uncertainties that may differ from any forward-looking statements that may be included in this audio cast.

The public filings of our annual report on Form 10-K and Form 10-Q quarterly reports contain detailed discussions of the principal risks and uncertainties related to our future operations, and should be considered in conjunction with the content of today’s discussion.  This call is the property of Aldila Incorporated.  The redistribution, retransmission and rebroadcast of today’s call in any form without the express written consent of Aldila Incorporated is strictly prohibited.

We reported net sales of 20.7 million, and net income of 2.7 million, 48 cents fully diluted per share, for the three months ended March 31, 2007.  In the comparable 2006 first quarter, the company had net sales of 20.8 million, a net income of 4.3 million, 78 cents fully diluted per share.  We were reasonably pleased with the results achieved with in our first quarter of 2007.

Our first quarter of 2006 was the highest sales quarter of our NV shaft product line, and as such created a very high benchmark for 2007 performance comparisons.  Our gall (ph) shaft sales declined four percent in the first quarter at 2007 versus the first quarter of 2006.  The average selling price of gall (ph) shafts decreased by five percent quarter-on-quarter, on a one percent increase in unit sales.  Branded gall (ph) shaft sales decreased 19 percent, and co branded gall (ph) shaft sales increased five percent, versus the first quarter of 2006, and together represented 53 percent of our gall (ph) shaft sales in the current quarter, as compared to 57 percent in the comparable quarter of last year.

The average selling prices of branded and co branded shafts were seven percent, and one percent lower respectively in the first quarter of 2007, compared to the first quarter of 2006.  Although branded sales were down in the first quarter of 2007, as compared to the first quarter of 2006, the VS Proto (ph) and the NV shaft lines continue to perform well.  Our VS Proto (ph) shaft line was introduced in May of 2006, and our NV shaft line was introduced in May of 2003.  Over a comparable life cycle periods, the VS Proto (ph) shaft line sales, since inception are 10 percent higher than that of the NV shaft line sales.  However, the VS Proto (ph) shaft line sales were 29 percent lower for the first quarter of 2007, than the NV shaft line sales for the comparable period of it’s product lifecycle.

We are seeing an increase in focus in this category by our competitors, with aggressive pricing and increased advertising.  While revenues were strong in the quarter, our margins suffered from our shaft mix, higher material costs, and our new Vietnam factory that is operating but not yet contributing meaningful production.  We are seeing an increasingly competitive environment, as the worldwide shortage of carbon fiber eases.  We believe our competitors are no longer seeing the shortage of carbon fiber material that benefited us over the last couple of years.

Our gross profit declined by 2.5 million in the first quarter of 2007, to 7.2 million, from 9.7 million in the first quarter of 2006.  Lower gross margin in the first quarter of 2007 was 35 percent, versus 47 percent in the first quarter of 2006, resulted from competitive pricing pressure in the golf market, the shaft mix to less branded products higher material and manufacturing costs, and lower absorption of United States golf manufacturing costs.  Our U.S. gall (ph) shaft manufacturing facilities come a prototype and pilot run facility and as such, the cost of this operation has become a period expense.  Operating margins were affected by increases in costs, related to SOX compliance, and other accounting expenses, higher audit fees, and administrative costs at our Vietnam facility as compared to the first quarter of 2006.

In the first quarter of 2007, the company did not repurchase any shares under its current stop repurchase plan.  The company’s backlog of sales orders of 9.5 million at March 31, 2007, was lower than the 12.3 million reported at March 31, 2006.  Our cash balance was 18.1 million at the end of our first quarter in 2007, which was 2.9 million — up 2.9 million from year end 2006, after supporting 2.3 million capital expenditures.  It has been an incredible start for Aldila on Tour in 2007.  Players using Aldila shafts have won eight of the first 17 events in the PGA tour, and have won five of seven events in the nationwide tour.  Aldila shafts were used by the winner of the Masters, as well as the winner of the World Golf Championship, Accenture Match Play Championship, two of the year’s first limited field events for the world’s top players.

The Aldila VS Proto (ph) and NV continue to be the top wood shaft series on both the PGA tour, and nationwide tour in 2007.  The PGA tour is the ultimate proving ground for new gall (ph) shaft technology and Aldila’s new product prototypes are being well received on tour.  In fact, the winner of the recent Verizon heritage, a PGA tour event, one with the prototype of our soon to be released Aldila MOI Proto (ph) shaft.

Our Vietnam factory has begun operations, and will ramp up its production during the remainder of the year, and take on significant production in 2008.  With this new state of the art factory, we believe we are set with enough aging capacity to allow us opportunities to grow our unit sales long term.

We have elected to discontinue our hockey operations in the third quarter of this year, and have notified our customer of this decision.  We are working to finish our remaining orders over the next months and then seize operations.  We do not expect these decision to have a material impact on our business.  Our composite material business continues to thrive with a sales increase of 34 percent over the comparable quarter last year, representing 14 percent of consolidated sales for the first quarter of 2007.

Carbon Fiber Technology LLC, our joint venture carbon fiber facility ran well during the quarter.  Thank you for participating in this call.  The line will now be open for questions.  Cheryl (ph).

OPERATOR:  Thank you.  At this time, I would like to remind everyone, if you would like to pose a question, press star then the number one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Swaraj Chowdhury of Dalton Investments.

SWARAJ CHOWDHURY, DALTON INVESTMENTS:  Good afternoon.

PETE MATHEWSON:  Good afternoon.

BOB CIERZAN, CHIEF FINANCIAL OFFICER, ALDILA:  Good afternoon.

SWARAJ CHOWDHURY:  When I compare your first quarter ‘07 performance with first quarter ‘06, of course, there is no comparison because NV was great at that time.  On the cash flow statement, I see significant improvements on the working capital front.  Is it because of your discontinuing the hockey operations?  Or — why — how come the cash flow is so much bigger in the first quarter of this year?

PETE MATHEWSON:  I think we took inventories down.

SWARAJ CHOWDHURY:  OK.

PETE MATHEWSON:  Which really contributed a chunk to that.

SWARAJ CHOWDHURY:  Right.  OK.  And do you think — I mean is (INAUDIBLE) diverse during the course of the year?  Or do you think the working capital needs are going to be reduced for the whole year?

PETE MATHEWSON:  I think the working capital will probably remain relatively stable.

SWARAJ CHOWDHURY:  OK.

PETE MATHEWSON:  But we’re going to continue to try to take down the inventory a little bit.

SWARAJ CHOWDHURY:  OK.  Would you revise — what’s your outlook for capital expenditures for the year?

BOB CIERZAN:  About five-and-a-half million.  Between five and six million.

SWARAJ CHOWDHURY:  OK.  And this 2.3 million is it for the Vietnam plant or for something else?

PETE MATHEWSON:  It’s mainly the Vietnam plant.

SWARAJ CHOWDHURY:  OK.  And you mentioned that the VS Proto (ph) sales are higher than invisiols (ph) year-to-date but it’s down in the first quarter.  Is there any reason for that?

PETE MATHEWSON:  The reason it’s been — VS Proto (ph) has been tracking up until the first quarter ahead of the NV sales.  But the NV really has got into 2004, in its second year really started to spike straight up.  So it’s going to be hard for VS Proto (ph) to match that, as we saw it was down 29 percent in the quarter versus NV in its comparable lifecycle.

SWARAJ CHOWDHURY:  And how is NV shaft doing at this point?

PETE MATHEWSON:  You know, we’re pleased with the way it’s hanging in there with sales, you know, for a product that was introduced — first introduced in May in 2003, its still is a significant seller.

SWARAJ CHOWDHURY:  OK.  Thank you. I’ll be back in the queue.

PETE MATHEWSON:  OK.  Thank you.

OPERATOR:  Thank you.  Once again, as a reminder, if you would like to pose a question, please press star then the number one on your telephone keypad.  There appear to be no more questions at this time.  I will turn the floor back to your host, Mr. Pete Mathewson.

PETE MATHEWSON:  Well thank you for participating in our first quarter 2007 conference call.  And we look forward to speaking with you on our second quarter call.

OPERATOR:  Thank you.  This concludes today’s Aldila first quarter 2007 financial results conference call.  You may now disconnect.

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